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                                                                    EXHIBIT 99.1

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H&R BLOCK
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NEWS RELEASE
For further information:

Media Relations:      Linda McDougall, H&R Block        Steve Conway, CompuServe
                      816-932-7542                      614-538-3829

Investor Relations:   Brian Schell, H&R Block           Herb Kahn, CompuServe
                      816-932-7561                      614-538-3854


COMPUSERVE TO BE SOLD TO WORLDCOM


        - Transaction Valued at $1.2 Billion

        - CompuServe Shareholders to Receive Stock in Fast-Growing WorldCom

        - Block Plans to Use Proceeds to Repurchase Stock and Continue Growing

          Tax and Financial Services Business


FOR RELEASE MONDAY SEPTEMBER 8, 1997
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        KANSAS CITY, Mo. and COLUMBUS, Ohio - H&R Block Inc. (NYSE:HRB) and
CompuServe Corporation (NASDQ:CSRV) today announced that they have entered into an agreement with WorldCom Inc. (NASDAQ:WCOM) under which WorldCom will acquire CompuServe in a stock for stock transaction. Based on the closing price of WorldCom stock on Friday, September 5, the value of the transaction is approximately $1.2 billion. H&R Block owns approximately 80 percent of CompuServe.

        The transaction was unanimously approved by the Board of Directors of all three companies.

        Frank. L. Salizzoni, president and chief executive officer of H&R Block and chairman and acting chief executive officer of CompuServe, said: "I am delighted we have achieved the goal we have been working toward for the past year. This is a strategic transaction that provides significant value to both H&R Block and CompuServe shareholders and places CompuServe's assets in excellent hands for the benefit of its networking and online customers.

        "This is the right time, the right price and the right path for future growth," he continued. "Block shareholders will now be well positioned to reap the benefits of our ability to focus all of our attention and resources on the dynamic growth opportunities in our tax and financial services business. And CompuServe shareholders will receive a stake in one of the fastest growing and most well regarded telecommunications companies in the country."
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                                                        H&R Block - page 2


        Under the terms of the agreement, CompuServe shareholders, including H&R Block, will receive a fixed exchange ratio of .40625 shares of WorldCom stock for each share of CompuServe, subject to adjustment as described below. Based on the price of WorldCom's stock at the close of the market on Friday, September 5, the transaction is valued at approximately $12.80 per CompuServe share.

        The fixed exchange rate pricing mechanism will allow CompuServe shareholders to share in the benefits of the transaction and any increase in WorldCom's stock price between announcement and the close of the transaction. In addition, CompuServe shareholders would be provided with certain protections in the event of a downturn in the price of WorldCom stock. If WorldCom's stock price drops below $28.54 per share from its current level of $31.50, the fixed exchange ratio converts to a fixed price of $12 per share. If WorldCom stock drops below $24 per share, the pricing structure converts to a fixed exchange ratio of .50 and CompuServe has the right to terminate the transaction.

        "We see this as an opportunity to enhance our long distance, local service and data transmission businesses with strong new capabilities, and CompuServe's outstanding network services fits perfectly with our plans," said John W. Sidgmore, vice chairman and chief operations officer of WorldCom. "Network services will provide a strong complement of our highly successful UUNET Internet division, driving future growth opportunities in the fastest growing segment of the telecommunications market."

        Upon completion of the transaction, H&R BLock will hold an approximate 3 percent stake in WorldCom and will evaluate various alternatives to convert its holdings into cash in a timely manner. The proceeds will be used to assist Block in growing its business through network expansion and the introduction of new financial products and services and to fund the company's stock repurchase program.

        H&R Block purchased about 250 franchise and competitors' offices as well as opened approximately 200 new offices in the United States in fiscal 1997. In addition, Block acquired The Tax Team Limited a tax preparation company with 12 offices in the United Kingdom, and Cashplan Systems Inc., a Canadian financial services company with 45 offices throughout the country.

        H&R Block made a major entry into financial services with the purchase of Option One Mortgage Corporation from Fleet Financial Group in June. Option One is an originator of nonconforming mortgages with more than $1 billion in originations last year and a network of 5,000 mortgage brokers nationwide. Its operations will complement Block's existing retail mortgage business which was tested in four states last tax season.

        H&R Block also plans to move ahead with its program to repurchase up to 15 million of its shares in the open market. However, this program will depend on the price of the stock, availability of excess cash, the ability to maintain financial flexibility, and other investment opportunities available.
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                                                        H&R Block - page 3


        The transaction with WorldCom is subject to a vote of CompuServe's shareholders, Hart-Scott-Rodino review, and customary closing conditions. Block has agreed with WorldCom to vote its shares of CompuServe in favor of the merger at the special meeting of CompuServe shareholders to consider the merger. In addition, Block has granted an option to WorldCom to acquire the shares of CompuServe owned by Block in certain circumstances. The transaction will be treated as a sale of CompuServe's assets for tax purposes. It is expected to close within six months.

        Salomon Brothers Inc served as financial advisor to H&R Block in the structuring and negotiation of the transaction, and Goldman, Sachs & Co. served as financial advisor to CompuServe.

        Founded in 1955, H&R Block is a diversified company offering tax preparation services and financial products and services. H&R Block served more than 18 million taxpayers in nearly 10,000 offices in the United States, Canada and Australia in fiscal year 1997. The company handled approximately one in every seven regular returns and 51 percent of all electronic returns filed with the Internal Revenue Service last tax season. H&R Block also develops and provides Kiplinger TaxCut/R/ software for personal computers. In addition, the company offers mortgage loans through its own retail operations and through a network of 5,000 mortgage brokers nationwide. Quarterly results and other information regarding H&R Block are available on the company's Web page at www.hrblock.com.

        Founded in 1969, CompuServe Corporation provides the world's most comprehensive online/Internet access through its two brands, CompuServe Interactive an SPRYNET. Through CompuServe, its Japanese licensee NIFTY-Serve and its affiliates around the world, more than 5 million home and business users in more than 185 countries are connected online and to the Internet. CompuServe Network Services, a leading network integrator, provides more than 1,250 companies around the world with complete, fully integrated, Internet, Intranet and Extranet connectivity solutions. With world headquarters in Columbus, Ohio, the CompuServe organization includes offices in the United Kingdom, Germany, France, Switzerland and the Netherlands.

        WorldCom is a global business telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is the world's largest provider of Internet services with over 1,000 Points of Presence (PoPs) throughout the United States and in Canada, Europe and the Asia-Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common shares of WorldCom trade on the Nasdaq national market (US) under the symbols WCOM and WCOMP, respectively.

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